Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2022 First Quarter Results

Oxford, CT – August 5, 2021 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the first quarter of fiscal year 2022.

First Quarter Financial Highlights

	Fiscal 2022		Fiscal 2021		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$156.2		$156.5		-0.2%
Gross margin	$63.8		$59.5		7.3%
Gross margin %	40.8%		38.0%
Operating income	$30.7	$31.3	$28.8	$29.9	6.6%	4.5%
Operating income %	19.7%	20.0%	18.4%	19.1%
Net income	$26.0	$26.3	$22.7	$23.6	14.6%	11.4%
Diluted EPS	$1.03	$1.04	$0.91	$0.95	13.2%	9.5%

(1)	Results exclude items in reconciliation below.

Dr. Michael J. Hartnett, Chairman and Chief Executive Officer, said, “First quarter results were in line with our expectations. Our team maintained a high level of execution which allowed us to build on momentum from the fourth quarter. Strong order rates from industrial customers continued over the period; the outlook is one of increasing demand for our products as these markets continue to rebound. Following recent announcements of build rate increases for single-aisle commercial aircraft, we see escalating demand for our aircraft bearings and assemblies in the second half of the year.”

First Quarter Results

Net sales for the first quarter of fiscal 2022 were $156.2 million, a decrease of 0.2% from $156.5 million in the first quarter of fiscal 2021. Net sales for the industrial markets increased 31.0% while aerospace net sales decreased 18.3%. Gross margin for the first quarter of fiscal 2022 was $63.8 million compared to $59.5 million for the same period last year.

SG&A for the first quarter of fiscal 2022 was $29.8 million, an increase of $3.0 million from $26.8 million for the same period last year. The increase was primarily due to higher personnel-related costs of $2.4 million and $0.6 million of other items. As a percentage of net sales, SG&A was 19.1% for the first quarter of fiscal 2022 compared to 17.1% for the same period last year.

Other operating expenses for the first quarter of fiscal 2022 totaled $3.2 million compared to $3.8 million for the same period last year. For the first quarter of fiscal 2022, other operating expenses consisted primarily of $2.6 million of amortization of intangible assets and $0.6 million of restructuring costs and other items. For the first quarter of fiscal 2021, other operating expenses consisted primarily of $2.5 million of amortization of intangible assets, $1.1 million of restructuring costs and related items and $0.2 million of other items.

Operating income for the first quarter of fiscal 2022 was $30.7 million compared to $28.8 million for the same period last year. Excluding restructuring costs and other items of $0.6 million, adjusted operating income for the first quarter of fiscal 2022 was $31.3 million. Excluding other restructuring charges and related items of $1.1 million, adjusted operating income for the first quarter of fiscal 2021 was $29.9 million. Adjusted operating income as a percentage of net sales was 20.0% for the first quarter of fiscal 2022 compared to 19.1% for the same period last year.

Interest expense, net was $0.3 million for the first quarter of fiscal 2022 compared to $0.4 million for the same period last year.

Income tax expense for the first quarter of fiscal 2022 was $4.9 million compared to $5.7 million for the same period last year. The effective income tax rate for the first quarter of fiscal 2022 was 15.8% compared to 20.0% for the same period last year. The current quarter income tax expense included $2.1 million of benefit from share-based stock compensation along with $0.2 million of tax benefit associated with the statute of limitations expiration. Income tax expense for the same period last year was impacted by $0.3 million of benefit associated with share-based stock compensation and $0.1 million of tax benefit associated with the statute of limitations expiration.

Net income for the first quarter of fiscal 2022 was $26.0 million compared to $22.7 million for the same period last year. On an adjusted basis, net income was $26.3 million for the first quarter of fiscal 2022 compared to $23.6 million for the same period last year.

Diluted EPS for the first quarter of fiscal 2022 was $1.03 per share compared to $0.91 per share for the same period last year. On an adjusted basis, diluted EPS was $1.04 for the first quarter of fiscal 2022 compared to $0.95 per share for the same period last year.

Backlog as of July 3, 2021, was $420.2 million compared to $431.9 million as of June 27, 2020 and $394.8 million as of April 3, 2021.

Liquidity

The Company ended the first quarter of fiscal 2022 with a strong cash balance and liquidity position. Cash and marketable securities as of July 3, 2021 were $296.1 million and the Company had approximately $262.7 million of undrawn revolving credit on its two bank facilities. The Company ended the quarter with total debt of $10.8 million and was in full compliance with all covenants under its credit agreements.

Outlook for the Second Quarter Fiscal 2022

The Company expects net sales to be approximately $158.0 million to $162.0 million in the second quarter of fiscal 2022, compared to $146.3 million last year, an increase of 8.0% to 10.7%.

Live Webcast

RBC Bearings Incorporated will host a webcast on Thursday, August 5th at 11:00 a.m. ET to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 844-419-1755 (international callers dial 216-562-0468) and provide conference ID # 9469440. An audio replay of the call will be available from 1:00 p.m. ET August 5, 2021 until 1:00 p.m. ET August 12, 2021. The replay can be accessed by dialing 855-859-2056 (international callers dial 404-537-3406) and providing conference call ID # 9469440. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (GAAP), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the following: the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, COVID-19 pandemic, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, tax legislation and changes, the Company’s ability to meet its debt obligations, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Robert M. Sullivan

203-267-5014

rsullivan@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	July 3,	June 27,
	2021	2020
Net sales	$156,205	$156,493
Cost of sales	92,432	97,040
Gross margin	63,773	59,453

Operating expenses:
Selling, general and administrative	29,802	26,829
Other, net	3,248	3,810
Total operating expenses	33,050	30,639

Operating income	30,723	28,814

Interest expense, net	319	425
Other non-operating expense (income)	(465)	42
Income before income taxes	30,869	28,347
Provision for income taxes	4,870	5,658
Net income	$25,999	$22,689

Net income per common share:
Basic	$1.04	$0.92
Diluted	$1.03	$0.91

Weighted average common shares:
Basic	25,021,063	24,763,903
Diluted	25,308,723	24,933,941

	Three Months Ended
	July 3,	June 27,
	2021	2020
Reconciliation of Reported Operating Income to
Adjusted Operating Income:
Reported operating income	$30,723	$28,814
Restructuring costs and other items	557	1,119
Adjusted operating income	$31,280	$29,933

	Three Months Ended
	July 3,	June 27,
	2021	2020
Reconciliation of Reported Net Income and Net Income
Per Common Share to Adjusted Net Income and Adjusted Net Income Per Common Share:
Reported net income	$25,999	$22,689
Restructuring costs and other items (1)	469	896
Foreign exchange translation loss (1)	11	61
Discrete and other tax items benefit	(160)	(25)
Adjusted net income	$26,319	$23,621
(1) After tax impact.

Adjusted net income per common share:
Basic	$1.05	$0.95
Diluted	$1.04	$0.95

Weighted average common shares:
Basic	25,021,063	24,763,903
Diluted	25,308,723	24,933,941

	Three Months Ended
	July 3,	June 27,
	2021	2020
Segment Data, Net External Sales:
Plain bearings segment	$73,321	$78,875
Roller bearings segment	25,247	22,900
Ball bearings segment	23,128	18,840
Engineered products segment	34,509	35,878
	$156,205	$156,493

	Three Months Ended
	July 3,	June 27,
	2021	2020
Selected Financial Data:
Depreciation and amortization	$8,212	$8,396

Share-based stock compensation expense	5,772	5,438

Adjusted operating income plus depreciation/amortization plus share-based stock compensation expense	$45,264	$43,767

Cash provided by operating activities	$53,293	$48,359

Capital expenditures	$3,367	$3,875

Total debt	$10,754	$23,124

Cash and marketable securities	$296,091	$143,615

Repurchase of common stock	$6,264	$4,391

Backlog	$420,218	$431,948

	Three Months Ended
	July 3,	June 27,
	2021	2020
Net External Sales by Channel (1)
Aerospace:
Commercial - OEM	$42,881	$55,460
Commercial - Aftermarket/Distribution	12,239	15,444
Defense	25,773	28,078
	80,893	98,982
Industrial:
OEM and Marine	50,730	39,368
Aftermarket/Distribution	24,582	18,143
	75,312	57,511

	$156,205	$156,493

(1)	End markets in each period presented are based on internal definitions and metrics considered by management and are periodically reviewed and updated when evaluating the performance of the business.